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SIRIUS SATELLITE RADIO ANNOUNCES FOURTH QUARTER
AND YEAR-END 2004 FINANCIAL AND OPERATING RESULTS

•	Company Exceeded Year-End Subscriber Target and Reports More Than 1.24 Million Subscribers Today
•	Revenue Up 419% Over 2003
•	Costs to Add New Customers Down Significantly
•	Strong Cash and Low Debt Position Maintained
•	Company Increases 2005 Subscriber Guidance to Over 2.5 Million

NEW YORK – January 26, 2005 – SIRIUS Satellite Radio (NASDAQ: SIRI) today announced strong fourth quarter and year-end 2004 financial and operating results, driven by better-than-expected subscriber growth.

On December 31, 2004, SIRIUS had 1,143,258 subscribers, beating its year-end target of 1 million, and had over 1.24 million subscribers as of January 24, 2005. The company attributed much of the better-than-expected year-end number to robust holiday sales and an increase in its automotive channel business, driving revenue to $66.9 million, a 419% increase over the previous year.

As a result of a strong start to 2005, the company is raising its 2005 year-end subscriber estimate to over 2.5 million.

The fourth quarter subscriber figure reflects net additions of 480,969 subscribers, a 332% increase from net additions in the fourth quarter of 2003. SIRIUS had 521,479 gross subscriber additions in the fourth quarter of 2004, and reported average monthly churn of 1.6% for the full year 2004, the company’s best-reported churn rate to date and below previous guidance. The company reported subscriber acquisition costs (SAC) per gross subscriber addition of $177 for the full year 2004, a significant improvement over $293 for 2003 and well inside 2004 guidance of below $200.

In the fourth quarter of 2004, SIRIUS continued to experience significant gains in the retail market, fueled by strong holiday sales of its products, broader distribution – including over 25,000 sales outlets – and growing consumer awareness of its brand, plus an increased preference for its superior programming. According to The NPD Group, SIRIUS’ retail market share reached 51% in November 2004, SIRIUS’ highest level on record.

During the fourth quarter of 2004, SIRIUS added 348,711 subscribers from its retail channel, a 302% increase from retail additions in the year ago quarter. The company also added 130,881 net subscribers from its automotive, trucking and boating relationships, a 444% increase in net additions from those channels in the year ago quarter.

SIRIUS’ exclusive automotive partners, DaimlerChrysler and BMW, continue to roll out factory installation programs for SIRIUS Satellite Radio.

Ford recently announced that it plans to include SIRIUS as a factory option in up to 21 models, and expects to generate up to one million SIRIUS subscribers over the next two model years – 2006 and 2007.

In December 2004, DaimlerChrysler announced that its factory installations of SIRIUS were on track to produce an estimated 550,000 subscribers over the 2005 and 2006 model years.

“2004 was a turning point for SIRIUS, and a strong indicator of what we believe the future holds for a new entertainment category still in its early days,” said Mel Karmazin, CEO of SIRIUS. “Not only did we greatly exceed our estimated subscriber target for the year, but we also beat estimates in subscriber acquisition costs and monthly churn. The fourth quarter produced blow-out sales, heavily fueled by the holidays, and solid numbers in our automotive channel, which we believe will be a major contributor to our subscriber growth in 2005. Our strong start this year, along with an expanding slate of compelling programming, the introduction of third generation products later this year, and the anticipated arrival of Howard Stern next January, all contribute to our enthusiasm for the growth prospects of SIRIUS.”

Guidance for 2005:

In view of a strong start to 2005, SIRIUS is raising guidance for 2005 net subscriber additions to 1.4 million, implying a year-end 2005 subscriber target of over 2.5 million, up from approximately 2.3 million year-end 2005 subscribers suggested by previous guidance. Estimated average monthly churn is expected to be in the range of 1.6% to 1.7% during 2005. SAC per gross subscriber addition should also drop to below $145 for the year, with further declines expected in 2006.

SIRIUS expects to generate approximately $210 million of total revenue in 2005. The company expects to generate an adjusted loss from operations of approximately $(480) million in 2005. Total operating cash uses, capital expenditures and purchases of restricted investments, are expected to be approximately $(350) million in 2005, as compared to approximately $(452) million in 2004.

SIRIUS ended 2004 with approximately $759 million in cash, cash equivalents and marketable securities, which it believes is sufficient to reach cash flow breakeven under its current business plan.

Conference Call Information:

SIRIUS will hold a conference call today at 8am ET to discuss operating and financial results. The public, members of the investment community and the press will have live access to the conference call via the company’s website www.sirius.com and on the SIRIUS service by tuning to SIRIUS Channel [131]. A replay of the call will also be available on the SIRIUS website.

FOURTH QUARTER 2004 VERSUS FOURTH QUARTER 2003

For the fourth quarter of 2004, SIRIUS recognized total revenue of $25.2 million, compared with $5.0 million for the fourth quarter of 2003, a 409% year-over-year increase. This increase in revenue was driven by a net increase in the company’s subscriber base of 882,197 subscribers, or 338%, from December 31, 2003 to December 31, 2004.

The company’s adjusted loss from operations increased by $63.6 million, to $(155.2) million in 2004 (refer to the reconciliation table of loss from operations to adjusted loss from operations). This increase was driven in part by $37.1 million of increased subscriber acquisition costs, as SIRIUS’ gross subscriber additions exceeded last year’s fourth quarter gross subscriber additions by nearly 396,000 subscribers.

In addition, programming and content expenses increased by $17.5 million, to $26.0 million for the fourth quarter of 2004, from $8.5 million for the fourth quarter of 2003. The increase in programming and content expenses was primarily attributable to an increase in costs to create, produce and acquire content, specifically costs associated with sports related programming initiatives, such as the NFL.

Sales and marketing expenses also increased by $15.7 million, to $50.7 million for the fourth quarter of 2004, from $35.0 million for the fourth quarter of 2003. The increase in sales and marketing expenses was primarily a result of media advertising during the holiday selling season and personnel-related costs to support the continued growth of the company.

Finally, the company incurred increases in customer service and billing expenses, and general and administrative expenses. Customer service and billing expenses increased by $5.7 million, to $8.6 million for the fourth quarter of 2004, from $2.9 million for the fourth quarter of 2003. This increase was a direct result of the growth of our subscriber base. General and administrative expenses increased by $5.5 million to $13.0 million for the fourth quarter of 2004, from $7.5 million for the fourth quarter of 2003, primarily as a result of overhead expansion to support the continued growth of the business.

SIRIUS reported a net loss applicable to common stockholders of $(261.9) million, or $(0.21) per share, for the fourth quarter of 2004, compared with a net loss applicable to common stockholders of $(147.8) million, or $(0.14) per share, for the fourth quarter of 2003.

YEAR ENDED DECEMBER 31, 2004 VERSUS YEAR ENDED DECEMBER 31, 2003

For 2004, SIRIUS recognized total revenue of $66.9 million, compared with $12.9 million for 2003, a 419% year-over-year increase. This $54.0 million increase in revenue was driven by a net increase in the company’s subscriber base of 882,197 subscribers, or 338%, from December 31, 2003 to December 31, 2004.

The company’s adjusted loss from operations increased by $126.1 million, to $(456.2) million for 2004 (refer to the reconciliation table of loss from operations to adjusted loss from operations). This increase was driven in part by $98.8 million of increased subscriber acquisition costs, as SIRIUS’ gross subscriber additions exceeded last year’s additions by over 730,000 subscribers.

In addition, programming and content expenses increased by $33.7 million, to $63.9 million for 2004, from $30.2 million for 2003. The increase in programming and content expenses was primarily attributable to an increase in costs to create, produce and acquire content, specifically costs associated with sports related programming initiatives, such as the NFL.

Sales and marketing expenses also increased by $33.1 million, to $153.9 million for 2004, from $120.8 million for 2003. The increase in sales and marketing expenses was primarily a result of increased media advertising to market the SIRIUS service and the NFL season coverage, costs associated with the expansion of the company’s retail distribution channel, including the company’s national rollout in RadioShack stores, and personnel-related costs to support the continued growth of the company.

Finally, the company incurred increases in general and administrative expenses, and engineering, design and development expenses. General and administrative expenses increased by $7.8 million, to $44.0 million for 2004, from $36.2 million for 2003, primarily as a result of overhead expansion to support the continued growth of the business, offset in part by a legal settlement in 2003 associated with the termination of a contract with the company’s prior subscriber management provider. Engineering, design and development expenses increased $6.0 million, to $30.5 million for 2004, from $24.5 million for 2003. This increase was primarily attributable to additional personnel-related costs to support research and development efforts, and costs associated with tooling and manufacturing upgrades at DaimlerChrysler and Ford in preparation for SIRIUS factory installations, offset in part by reduced chipset development costs.

SIRIUS reported a net loss applicable to common stockholders of $(712.2) million, or $(0.57) per share, for 2004, compared with a net loss applicable to common stockholders of $(314.4) million, or $(0.38) per share, for 2003.

SIRIUS maintains a strong cash position, ending 2004 with $759.2 million in cash, cash equivalents and marketable securities compared to $550.0 million on December 31, 2003. The increase in cash, cash equivalents and marketable securities was primarily a result of offerings of the company’s common stock and convertible notes for net proceeds of $614.4 million and the addition of 986,556 gross new subscribers from whom approximately nine months of prepaid revenue was received upon activation. Such increases were offset by cash outflows to fund the company’s adjusted loss from operations, capital expenditures and purchases of restricted investments in 2004.

(Selected financial information follows).

SIRIUS defines adjusted loss from operations as loss from operations before depreciation expense and equity granted to third parties and employees. SIRIUS believes adjusted loss from operations is useful to investors because it represents operating expenses of the company excluding the effects of non-cash items.

SIRIUS defines average monthly revenue per subscriber, or ARPU, as the total earned subscription revenue and activation revenue during the period, over the daily weighted average number of subscribers for the period.

SIRIUS defines subscriber acquisition costs, or SAC, as costs of incentives for the purchase, installation, and activation of SIRIUS radios, as well as subsidies paid to radio and chip set manufacturers, automakers and retailers and the negative margin on equipment sales.

Adjusted loss from operations, ARPU and SAC are not measures of financial performance under U.S. generally accepted accounting principles. As a result, these metrics may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. generally accepted accounting principles.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on the company’s results of operations are: the company’s dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios; the unproven market for SIRIUS service; SIRIUS’ competitive position; changes to our business plan or strategy and any events which affect the useful life of the company’s satellites.

Sirius Satellite Radio Inc.
Quarterly Data
(Unaudited)

	As of
	12/31/04	9/30/04	6/30/04	3/31/04	12/31/03
Subscribers:
Beginning subscribers	662,289	480,341	351,663	261,061	149,612
Net additions	480,969	181,948	128,678	90,602	111,449

Ending subscribers	1,143,258	662,289	480,341	351,663	261,061
Retail	797,039	448,328	344,349	263,164	197,650
OEM and special markets	317,685	186,804	111,145	63,493	39,400
Hertz	28,534	27,157	24,847	25,006	24,011

	For the Three Months Ended					For the Year Ended
	12/31/04	9/30/04	6/30/04	3/31/04	12/31/03	12/31/04	12/31/03
Gross subscriber additions	521,479	207,181	149,164	108,732	125,898	986,556	255,798
Deactivated subscribers	40,510	25,233	20,486	18,130	14,449	104,359	24,684
Average monthly churn (1)	1.5%	1.5%	1.6%	2.0%	2.3%	1.6%	1.5%
Subscriber acquisition costs per
gross activation	$124	$229	$234	$248	$222	$177	$293
Monthly ARPU:
Average monthly revenue per
subscriber	$10.57	$10.92	$11.19	$11.68	$11.99	$10.91	$12.02
Effects of Hertz subscribers	(0.05)	(0.18)	(0.29)	(0.62)	(1.19)	(0.19)	(1.38)

ARPU before effects of mail-in
rebates	$10.52	$10.74	$10.09	$11.06	$10.80	$10.72	$10.64
Effects of mail-in rebates	(1.16)	(0.05)	(0.36)	(1.14)	(2.21)	(0.70)	(1.25)

Reported ARPU	$9.36	$10.69	$10.54	$9.92	$8.59	$10.02	$9.39
Average monthly revenue per
Hertz subscriber	$9.28	$7.19	$6.50	$5.17	$2.65	$7.10	$3.13

(1)	Average monthly churn is the number of deactivated subscribers divided by average quarterly subscribers.

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands, except per
share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
Revenue:
Subscriber revenue, including effects of mail-in
rebates	$22,704	$4,835	$62,881	$12,615
Advertising revenue, net of agency fees	507	33	906	116
Equipment revenue	1,885	61	2,898	61
Other revenue	121	21	169	80

Total revenue	25,217	4,950	66,854	12,872
Operating expenses:
Cost of services (excludes depreciation expense shown
separately below):
Satellite and transmission	6,942	9,063	31,157	32,604
Programming and content	25,977	8,503	63,949	30,214
Customer service and billing	8,623	2,899	22,341	23,657
Cost of equipment	1,852	115	3,467	115
Sales and marketing	50,651	35,009	153,899	120,771
Subscriber acquisition costs	64,944	27,835	173,702	74,860
General and administrative	13,019	7,497	44,028	36,211
Engineering, design and development	8,430	5,666	30,520	24,534
Depreciation expense	24,288	24,124	95,370	95,353
Equity granted to third parties and employees (1)	79,065	9,356	126,725	12,083

Total operating expenses	283,791	130,067	745,158	450,402

Loss from operations	(258,574)	(125,117)	(678,304)	(437,530)
Other (expense) income:
Debt restructuring	—	—	—	256,538
Interest and investment income	3,807	1,276	9,713	5,287
Interest expense	(7,151)	(23,937)	(41,386)	(50,510)
Other income	605	—	2,016	—

Total other (expense) income	(2,739)	(22,661)	(29,657)	211,315

Loss before income taxes	(261,313)	(147,778)	(707,961)	(226,215)
Income tax expense	(560)	—	(4,201)	—

Net loss	(261,873)	(147,778)	(712,162)	(226,215)
Preferred stock dividends	—	—	—	(8,574)
Preferred stock deemed dividends	—	—	—	(79,634)

Net loss applicable to common stockholders	$(261,873)	$(147,778)	$(712,162)	$(314,423)

Net loss per share applicable to common stockholders
(basic and diluted)	$(0.21)	$(0.14)	$(0.57)	$(0.38)

Weighted average common shares outstanding
(basic and diluted)	1,263,710	1,041,365	1,238,585	827,186

(1) Allocation of equity granted to third parties and employees to other operating expenses:
Satellite and transmission	$1,244	$233	$2,041	$508
Programming and content	15,533	814	23,930	1,216
Customer service and billing	254	94	439	136
Sales and marketing	19,931	4,184	48,322	4,844
Subscriber acquisition costs	32,815	—	33,149	—
General and administrative	6,462	3,083	13,877	4,210
Engineering, design and development	2,826	948	4,967	1,169

Total equity granted to third parties and employees	$79,065	$9,356	$126,725	$12,083

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands)
(Unaudited)

Selected Balance Sheet Data as of:

	December 31, 2004	December 31, 2003
Cash, cash equivalents and marketable securities	$759,168	$549,883
Restricted investments	97,321	8,747
Working capital	541,526	497,661
Total assets	1,957,613	1,617,317
Long-term debt	656,274	194,803
Total liabilities	956,980	292,123
Accumulated deficit	(1,865,856)	(1,153,694)
Stockholders' equity	1,000,633	1,325,194

The following table reconciles GAAP loss from operations to adjusted loss from operations :

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2004	2003	2004	2003
GAAP loss from operations, as reported	$(258,574)	$(125,117)	$(678,304)	$(437,530)
Depreciation expense	24,288	24,124	95,370	95,353
Equity granted to third parties and
employees	79,065	9,356	126,725	12,083

Adjusted loss from operations	$(155,221)	$(91,637)	$(456,209)	$(330,094)

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
Cash flows from operating activities:
Net loss	$(261,873)	$(147,778)	$(712,162)	$(226,215)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation expense	24,288	24,124	95,370	95,353
Non-cash interest expense	744	19,973	21,912	22,708
Loss on disposal of assets	51	1,028	70	15,493
Non-cash gain associated with debt restructuring	—	—	—	(261,275)
Costs associated with debt restructuring	—	—	—	4,737
Expense for equity granted to third parties and
employees	79,065	9,356	126,725	12,083
Other	—	2	—	—
Changes in operating assets and liabilities:
Marketable securities	(200)	1	(292)	(1,184)
Prepaid expenses and other current assets	(5,653)	(1,549)	(13,522)	(1,877)
Other long-term assets	(41,157)	(80)	(44,563)	(79)
Accrued interest	841	(4,100)	4,689	12,821
Accounts payable and accrued expenses	64,276	12,864	108,997	21,996
Deferred revenue	44,749	11,360	78,055	16,709
Other long-term liabilities	(4,074)	1,049	258	4,243

Net cash used in operating activities	(98,943)	(73,750)	(334,463)	(284,487)

Cash flows from investing activities:
Additions to property and equipment	(6,273)	(5,739)	(28,589)	(20,118)
Sale of property and equipment	206	—	443	—
Sales (purchases) of restricted investments	398	—	(89,706)	—
Purchases of available-for-sale securities	—	—	—	(24,826)
Maturities of available-for-sale securities	—	—	25,000	150,000

Net cash (used in) provided by investing activities	(5,669)	(5,739)	(92,852)	105,056

Cash flows from financing activities:
Proceeds from issuance of common stock, net	96,025	150,000	96,025	492,659
Proceeds from issuance of long-term debt, net	224,813	—	518,413	194,224
Proceeds from exercise of stock options	20,047	—	26,051	—
Proceeds from exercise of warrants	—	—	19,850	—
Costs associated with debt restructuring	—	—	—	(4,737)
Other	(13)	(40)	(112)	(111)

Net cash provided by financing activities	340,872	149,960	660,227	682,035

Net increase in cash and cash equivalents	236,260	70,471	232,912	502,604
Cash and cash equivalents at the beginning of period	517,631	450,508	520,979	18,375

Cash and cash equivalents at the end of period	$753,891	$520,979	$753,891	$520,979

Contacts for SIRIUS:

Jim Collins
Media
212-901-6422
jcollins@siriusradio.com

Michelle McKinnon
Analysts
212-584-5285
mmckinnon@siriusradio.com

Jaymie VanValkenburgh
Investors
212-584-5158
jvanvalkenburgh@siriusradio.com